Exhibit 23.7
CONSENT OF EIVIND REITEN
I hereby consent to being nominated as a director of the merged company, pursuant to the merger plan between Statoil ASA and Norsk Hydro ASA attached as Appendix A, to the circular/prospectus included in Amendment No.1 to Registration Statement No. 333-141445, and to being named as about to become a director of the merged company in such Registration Statement.

/s/ Eivind Reiten
Eivind Reiten

April 24, 2007